UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 15, 2012

Date of Report (Date of earliest event reported)

FORTRESS INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

(410) 423-7438
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fortress International Group, Inc. (the “Corporation”) has elected Mr. Daniel J. Phelps to the Corporation’s board of directors effective August 15, 2012. Mr. Phelps was elected to fill a vacancy on the board of directors that resulted from the departure of certain directors of the Corporation in January 2012.

Mr. Phelps is a managing director of Salt Creek Capital, a California-based private equity firm he founded in July 2009. Mr. Phelps also serves as president of Electro-Motion, Inc. a portfolio company of Salt Creek Capital. Previously, Mr. Phelps served as a general partner and founding member of Duchossois Technology Partners, a Chicago-based venture capital firm, where he led software and networking investments and as a general partner of Opus Capital, a California-based venture capital firm. Mr. Phelps has also held an investment management position with the Pritzker Financial Office in Chicago and was a member of the Financial Services group at Ernst & Young LLP. Mr. Phelps currently serves as a member of the Board of Directors of Infoblox, Inc., a leading provider of automated network control solutions. Mr. Phelps holds a B.S. degree in business administration from The Ohio State University and an M.B.A. from the University of Chicago and is a certified public accountant.

Mr. Phelps has significant capital markets experience is very effective at evaluating new and existing go-to-market strategies and business models from both the capital allocation and operating perspectives. These experiences will be valuable to the Corporation’s board of directors. Mr. Phelps will serve on both the Audit Committee and the Compensation Committee of the board of directors.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/Timothy C. Dec
Timothy C. Dec
Chief Financial Officer

Date: August 17, 2012